Exhibit 1

EMBRAER ANNOUNCES LAUNCH OF SECONDARY EQUITY OFFERING

São José dos Campos, January 23, 2007 - Embraer—Empresa Brasileira de Aeronáutica S.A. (Bovespa: EMBR3; NYSE: ERJ) (the “Company”) announced today that it has filed with the U.S. Securities and Exchange Commission a preliminary prospectus supplement to the prospectus contained in its registration statement dated December 20, 2006, disclosing, among other things, the terms of the proposed offering of 72,903,806 of its common shares by its selling shareholders BNDES Participações S.A.—BNDESPAR, Fundação SISTEL de Seguridade Social, Caixa de Previdência dos Funcionários do Banco do Brasil—PREVI, European Aeronautic Defence and Space Company EADS France and Dassault Aviation S.A. Common shares, including in the form of American Depositary Shares, or ADSs, will be offered in an international offering and in a concurrent Brazilian offering that will be registered with the Comissão de Valores Mobiliários, the Brazilian Securities Commission. Each ADS represents four common shares.

The international offering will be led by J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint bookrunners. The Brazilian offering will be led by Banco JPMorgan S.A. and Banco Merrill Lynch S.A. as joint bookrunners.

The Selling Shareholders have also granted the international and Brazilian underwriters an option to purchase up to 10,935,570 additional common shares to cover over-allotments, if any.

An automatically effective registration statement relating to the offering has been filed with the U.S. Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of these securities shall be made solely by means of the prospectus supplement and accompanying prospectus issued with respect to such offering.

When available, copies of the preliminary prospectus supplement may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attn: Theresa Stevenson or by calling toll-free 1-866-430-0686, or from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1)4938 4455	Phone: (+331) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+331) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866

Investor Relations

Tel: +55 12 3927 4404

Fax: +55 12 3922 6070

e-mail: investor.relations@embraer.com.br

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Note to Editors

The Company is one of the world’s leading manufacturers of commercial aircraft, with 37 years of experience in designing, developing, manufacturing, selling and providing after sales support to aircraft for the Commercial Aviation, Executive Aviation, and Defense and Government segments. With headquarters in São José dos Campos, State of São Paulo, the Company has offices and customer service bases in the United States, France, Portugal, China and Singapore. The Company is among Brazil’s leading exporting companies.

This document may contain projections, statements and estimates regarding circumstances or events yet to take place. Those projections and estimates are based largely on current expectations, forecasts on future events and financial tendencies that affect the Company’s businesses. Those estimates are subject to risks, uncertainties and suppositions that include, among others: general economic, political and trade conditions in Brazil and in those markets where the Company does business; expectations on industry trends; the Company’s investment plans; its capacity to develop and deliver products on the dates previously agreed upon, and existing and future governmental regulations. The words “believe”, “may”, “is able”, “will be able”, “intend”, “continue”, “anticipate”, “expect” and other similar terms are supposed to identify potentialities. The Company does not feel compelled to publish updates nor to revise any estimates due to new information, future events or any other facts. In view of the inherent risks and uncertainties, such estimates, events and circumstances may not take place. The actual results can therefore differ substantially from those previously published as Company expectations.

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866